Exhibit 21.01

Subsidiaries

Williams Controls Industries, Inc., a Delaware Corporation
Aptek Williams, Inc., a Delaware Corporation
Premier Plastic Technologies, Inc., a Delaware Corporation
ProActive Acquisition Corporation, a Michigan Corporation
WMCO-Geo, Inc., a Florida Corporation
NESC Williams, Inc., a Delaware Corporation
Williams Technologies, Inc., a Delaware Corporation
Williams World Trade, Inc., a Delaware Corporation
Techwood Williams, Inc., a Delaware Corporation
Agrotec Williams, Inc. (“Agrotec”), a Delaware Corporation
Williams (Suzhou) Controls Co. Ltd.
Williams Controls Europe GmbH
Hardee Williams, Inc. (80% Owned), a Delaware Corporation
Waccamaw Wheel Williams, Inc. (80% Owned), a Delaware Corporation

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